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                           UNITED STATES                    OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION    --------------------------
                      WASHINGTON, D.C. 20549          OMB Number       3235-0167
                                                      Expires:  October 31, 2001
                                                      Estimated average burden
                                                      hours per response....1.50
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                  000-19809
                                        Commission File Number    000-23051
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                           DURA PHARMACEUTICALS, INC.
                     SPIROS DEVELOPMENT CORPORATION II, INC.
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             (Exact name of registrant as specified in its charter)

                  ATTN:  JOHN R. COOK
                  7475 LUSK BLVD., SAN DIEGO, CALIFORNIA 92121
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   UNITS CONSISTING OF 1 SHARE OF CALLABLE COMMON STOCK OF SPIROS DEVELOPMENT CORPORATION II, INC., PAR VALUE $.001 PER SHARE, AND 1 WARRANT TO PURCHASE
                          1/4 SHARE OF COMMON STOCK OF
              DURA PHARMACEUTICALS, INC., PAR VALUE $.001 PER SHARE
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            (Title of each class of securities covered by this Form)

 WARRANT TO PURCHASE 1/4 OF 1 SHARE OF COMMON STOCK, PAR VALUE $.001 PER SHARE,
    OF DURA PHARMACEUTICALS, INC.
 CALLABLE COMMON STOCK, PAR VALUE $.001 PER SHARE, OF SPIROS DEVELOPMENT
    CORPORATION II, INC.
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     /X/               Rule 12h-3(b)(1)(i)     / /
          Rule 12g-4(a)(1)(ii)    / /               Rule 12h-3(b)(1)(ii)    / /
          Rule 12g-4(a)(2)(i)     / /               Rule 12h-3(b)(2)(i)     / /
          Rule 12g-4(a)(2)(ii)    / /               Rule 12h-3(b)(2)(ii)    / /
                                                    Rule 15d-6              / /

     Approximate number of holders of record as of the certificate or notice
date:        0
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EFFECTIVE AS OF JANUARY 1, 2000, THE UNITS CEASE TO EXIST AND THE CALLABLE
COMMON STOCK AND THE WARRANTS WILL TRADE SEPARATELY.

Pursuant to the requirements of the Securities Exchange Act of 1934 Dura Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 1, 2000                    By:   /s/ John R. Cook
      -----------------------------------      --------------------------------
                                                 John R. Cook, Vice President,
                                                 Associate General Counsel and
                                                 Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934 Spiros Development Corporation II, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 1, 2000                    By:   /s/ John R. Cook
      -----------------------------------      --------------------------------
                                                 John R. Cook, Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.